                                                                 EXHIBIT 10.8

                      MANAGEMENT SERVICES AGREEMENT

September 1, 1995




Mr. William H. Binnie
President
Carlisle Plastics Management Corporation
One Harbour Place
Portsmouth, NH  03801

     This Management Services Agreement, made and entered into by and between CARLISLE PLASTICS, INC. (the "Company"), a Delaware Corporation, with its principal place of business at 1314 North Third Street, Phoenix, Arizona and Carlisle Plastics Management Corporation, ("CPMC"), a corporation with its principal place of business at One Harbour Place, Portsmouth, New Hampshire.

                               WITNESSETH

     The Company and  CPMC hereby agree as follows:

     SECTION 1.1 Nature of Agreement. This Agreement documents the understanding between the Company and CPMC with respect to certain management services, specified below, to be provided by CPMC over the next year.

     SECTION 2.1 Management Services. Carlisle Plastics Management Corporation ("CPMC") will provide the Company with management services in the areas of:

          - Strategic planning;
          - Finance and banking relationships;
          - Capital market transactions;
          - Acquisitions and disposals
          - Assistance with key relationships including vendors, shareholders, investors and lenders;

collectively, "Management Services". CPMC will be available for furnishing of such Management Services on an as-needed basis and will provide the necessary resources. The Management Services listed above are not intended to be all inclusive. Specifically, these services will include the time of William H. Binnie who will contribute to the Company in his role as Chairman and a member of the Executive Committee.

      Accordingly, CPMC agrees to furnish additional services to the Company, from time to time, as such additional services are requested by the Company.

                                INDEMNITY

      The Company will, at all times, protect, defend, indemnify and otherwise hold CPMC and its officers, directors, employees, and agents (collectively, the "Indemnified Parties" and each individually, an "Indemnified Party") harmless against and from any and all claims, suits, actions, debts, costs (including reasonable attorneys' fees), losses, obligations, judgments, charges and expenses of any nature whatsoever suffered or incurred by such Indemnified Parties with respect to any management service or services rendered to the Company pursuant to this Agreement. This indemnity shall survive the termination of this Agreement. If any claim is made against any Indemnified Party that, if sustained, would give rise to a liability pursuant to this paragraph, the Indemnified Party shall promptly cause written notice of the claim to be delivered to the Company and shall afford the Company and its counsel, at the Company's sole expense, the opportunity to defend or settle the claim; provided, however, that the failure to give such notice shall not relieve the Company from liability hereunder except to the extent that the Company has actually been damaged by such failure.

     The Company shall notify the Indemnified Party within 30 days after receipt of such notice of its decision whether to assume defense of such claim. If the Company assumes the defense of a claim that exclusively seeks monetary damages, it shall have the right to conduct the defense of such claim and to make such settlement with regard thereto as it shall in its sole discretion determine. If the Company assumes the defense of a claim that seeks nonmonetary relief, it shall have the right to conduct the defense of such claim in consultation with the Indemnified Party and to make such settlement

     (i) with respect to non-monetary relief, as shall be consented to by the Indemnified Party, such consent not to be unreasonably withheld, and

     (ii) with respect to monetary damages, if any, as the Company shall in its sole discretion determine.

     If the Company does not assume the defense of a claim, the Indemnified Party shall have the right to conduct the defense of such claim in consultation with the Company and to make such settlement as shall be consented to by the Company, such consent not to be unreasonably withheld.

                           PERIOD OF AGREEMENT

      This agreement supersedes all previous agreements and will be effective for the twelve months ended September 1, 1996.

                                  FEES
      CPMC will charge the Company an annual fee (the "Management Fee") in an amount of $750,000 for the 1-year period commencing on September 1, 1995, and ending on the first anniversary of such date. The Management Fee will be due and payable in equal monthly installments on the tenth (10th) day of the month during which the services are provided. CPMC will invoice the Company monthly for each installment. If other services are arranged by CPMC or are provided by other independent professionals arranged with or by CPMC's assistance, the Company agrees to be responsible for such professional fees. Such expenses to be approved by the Executive Committee. Such responsibility may be satisfied, depending upon the circumstances, by

     (1) an increase in the monthly amount,
     (2) direct payment to the independent professional who provided the service, or
     (3) reimbursement to CPMC for any amounts advanced on the Company's behalf.

     The Company agrees to promptly reimburse CPMC for all travel and other reasonable expenses incurred or paid by CPMC in the performance of management services pursuant to this Agreement, subject to receipt by the Company of such expense reports and receipts as it shall reasonably request.

     In WITNESS WHEREOF, the Company and CPMC have executed this Agreement on the 1st of September, 1995.


                              CARLISLE PLASTICS, INC.
                              By:  /s/ Clifford A. Deupree
                                   -----------------------
                                   Clifford A. Deupree
                                   President and Chief Executive
                                   Officer



CARLISLE PLASTICS MANAGEMENT CORPORATION


By:  /s/ William H. Binnie
     -------------------------
     William H. Binnie
     President